Exhibit (h)(11)
EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of June 10, 2011, is Exhibit A to that certain Transfer Agency Services Agreement dated as of December 4, 2006 between BNY MELLON INVESTMENT SERVICING (US) INC. and HIGHLAND FUNDS I. This Exhibit A is revised for the addition of Highland Floating Rate Opportunities Fund shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND LONG/SHORT EQUITY FUND
HIGHLAND HEALTHCARE FUND
HIGHLAND FLOATING RATE OPPORTUNITIES FUND

BNY MELLON INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Michael Denofrio

Name:	Michael Denofrio

Title:	Executive Vice President Senior Managing Director
Agreed:
HIGHLAND FUNDS I

By:	/s/ Brian Mitts

Name:	Brian Mitts

Title:	Treasurer